Exhibit 99.1

Cubist Pharmaceuticals 2Q10 Total Net Revenues Up 29% to $168.5 Million

GAAP Basic and Diluted Net Income of $0.48 and $0.45 Per Share

Lexington, Mass., July 15, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights:

•                  GAAP Basic and Diluted Net Income of $0.48 and $0.45 per share, respectively, for 2Q10

•                  NON-GAAP Basic and Diluted Net Income of $0.85 and $0.74 per share, respectively, for 2Q10

•                  Earnings’ conference call & webcast today (with slides) at 5:00 p.m. ET

Cubist’s total net revenues for the second quarter of 2010 increased 29% to $168.5 million from $130.8 million in the second quarter of 2009. This increase was attributable primarily to Cubist’s net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 23% to $155.0 million in the second quarter of 2010 from $126.1 million in the second quarter of 2009. Cubist’s net product revenues from international sales of CUBICIN for the second quarter of 2010 were $6.6 million, an increase of 141% over the second quarter of 2009. Additionally, $6.5 million of service revenue was recognized in the second quarter of 2010 relating to Cubist’s exclusive agreement with AstraZeneca, which ended on June 30, 2010, to promote and provide other support in the United States for MERREM® I.V. (meropenem for injection).

Net income for the second quarter of 2010, on a GAAP basis, was $28.1 million, or $0.48 and $0.45 per basic and diluted share, respectively, as compared to $23.8 million, or $0.41 and $0.40 per basic and diluted share, respectively, for the second quarter of 2009.

Cubist’s non-GAAP net income for the second quarter of 2010, was $50.0 million, or $0.85 and $0.74 per basic and diluted share, respectively, which represents an increase of $15.4 million in non-GAAP net income compared to the same period in 2009. A reconciliation between GAAP and non-GAAP net income is provided in the Condensed Consolidated Statements of Income Non-GAAP table included with this release.

As of June 30, 2010, Cubist had $562.8 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of June 30, 2010, was 58,854,222.

Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per share exclude non-operational activities. Cubist uses these measures to assess and analyze its operational results and trends and to make financial and operational decisions. Cubist believes these non-GAAP financial measures are useful to investors because they provide greater transparency regarding Cubist’s operating performance. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net income and net income per share, and should not be considered measures of Cubist’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. A reconciliation between non-GAAP financial measures and GAAP financial measures is included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

Q2 Clinical Pipeline Update

CXA-201 Program:  Cubist acquired rights to develop and commercialize CXA-201 worldwide except in select Asia-Pacific and Middle East territories through Cubist’s purchase of Calixa Therapeutics Inc. in December 2009. CXA-201 is the combination of a novel cephalosporin (CXA-101) with the beta-lactamase inhibitor tazobactam. Cubist is developing CXA-201 as a first-line intravenous therapy for the treatment of certain serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant Pseudomonas aeruginosa. CXA-201 has demonstrated potency against P. aeruginosa in in vitro studies, and Cubist believes that this is predictive of a highly differentiated profile versus marketed antibiotics.

•      cIAI Phase 2 trial underway: As announced on June 30, Cubist has begun a Phase 2 study in patients with complicated intra-abdominal Infections (cIAI) with CXA-201 versus an active comparator. This international study is expected to enroll 120 patients.

•      cUTI Phase 2 for CXA-101:  As announced on June 29, the Phase 2 study comparing CXA-101 to ceftazidime for the treatment of complicated urinary tract infections (cUTI) in adults met its objectives, assessing safety and efficacy versus the comparator. CXA-101 additionally demonstrated favorable microbiological and clinical outcomes at the Test of Cure Visit, 6 — 9 days after end of therapy, which were the primary and secondary outcome measures in this study, respectively.

CB-183,315:  As announced on April 8, Cubist has begun a Phase 2 study of CB-183,315, an antibacterial drug candidate intended to treat patients with a severe and sometimes life-threatening diarrhea caused by Clostridium difficile known as C. difficile-associated diarrhea, or CDAD. The study is expected to enroll more than 200 subjects at 28 sites in the United States and Canada.

CB-182,804:  CB-182,804 is in Phase 1 clinical trials for the treatment of multi-drug resistant (MDR) Gram-negative infections and, as announced in our April call, Cubist expects to make a Go/No-Go decision for Phase 2 later this summer. CB-182,804 is a novel, proprietary, I.V. administered Gram-negative antibiotic that has demonstrated in vitro efficacy and rapid bactericidal activity against the key MDR Gram-negative pathogens, including P. aeruginosa, Escherichia coli, Klebsiella pnuemoniae, and Acinetobacter baumannii.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN: Thursday, July 15, 2010 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8289

LIVE INTERNATIONAL CALL-IN: 201-689-8341

24-HOUR REPLAY DOMESTIC & CANADA: 1-877-660-6853

24-HOUR REPLAY INTERNATIONAL: / 1-201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 351 CONFERENCE ID #: 352743

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com (Investor Relations page)

Replay will be available for 30 days via the Internet at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding our pipeline programs. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following:  our ability to execute successful, adequate and well-controlled clinical trials in a timely manner; unanticipated safety or efficacy data from clinical trials of our product candidates; our dependence upon collaborations with our partners and our partners’ ability to execute on development and regulatory expectations; our ability, and our partners’ ability, to protect the proprietary technologies and intellectual property related to our product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for our product candidates; legislative and policy changes in the U.S. and other jurisdictions where our products are sold that may affect the ability to get a new product or a new indication approved; and a variety of risks common to our industry, including ongoing regulatory review, securing adequate supplies of drug product and drug substance of our product candidates on a timely and cost-effective basis, and public and investment community perception of the industry, legislative or regulatory changes. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference. Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables Follow

###

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	June 30,	December 31,
	2010	2009

ASSETS
Cash, cash equivalents and investments	$562,824	$496,163
Accounts receivable, net	61,756	57,827
Inventory	27,005	25,497
Property and equipment, net	71,932	68,382
Deferred tax assets, net	8,622	33,387
In-process research and development	194,000	194,000
Other assets	121,596	102,419

Total assets	$1,047,735	$977,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$100,752	$104,131
Deferred tax liabilities, net	28,548	31,205
Deferred revenue	20,835	20,891
Contingent consideration	84,295	101,600
Debt and other long-term liabilities, net	256,125	249,205
Total liabilities	490,555	507,032

Total stockholders’ equity	557,180	470,643

Total liabilities and stockholders’ equity	$1,047,735	$977,675

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2010		2009		2010		2009

Revenues:
U.S. product revenues, net	$154,991		$126,101		$290,258		$238,520
International product revenues	6,612		2,743		12,974		4,949
Service revenues	6,500		1,500		8,500		7,550
Other revenues	435		435		870		870
Total revenues, net	168,538		130,779		312,602		251,889

Costs and expenses:
Cost of product revenues	36,419		28,184		68,178		52,558
Research and development	40,147		32,371		79,029		82,913
Contingent consideration	1,187		—		2,695		—
Sales and marketing	23,024		21,657		42,879		41,137
General and administrative	14,025		12,662		28,753		23,589
Total costs and expenses	114,802		94,874		221,534		200,197

Operating income	53,736		35,905		91,068		51,692

Other income (expense), net	(5,392)		(4,290)		(10,701)		(8,322)

Income before income taxes	48,344		31,615		80,367		43,370

Provision for income taxes	20,229		7,839		31,820		11,818

Net income	$28,115		$23,776		$48,547		$31,552

Basic net income per common share	$0.48		$0.41		$0.83		$0.55
Diluted net income per common share	$0.45	(1)	$0.40	(1)	$0.80	(1)	$0.54	(1)

Shares used in calculating:
Basic net income per common share	58,670,728		57,642,460		58,404,418		57,586,980
Diluted net income per common share	69,302,106		68,221,269		69,075,371		58,465,385

(1)          Includes add back of interest expense, debt issuance costs and debt discount on 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2010		2009		2010		2009

GAAP net income	$28,115		$23,776		$48,547		$31,552

Non-cash stock-based compensation expense	4,136		3,475		7,911		6,485

Non-cash debt discount amortization	3,547		3,263		7,020		6,458

Contingent consideration	1,187		—		2,695		—

Upfront payments related to external collaborations	—		—		—		20,000

Non-cash tax expense	16,673		6,669		26,665		10,052

Income tax effect of Non-GAAP adjustments	(3,680)		(2,611)		(7,216)		(12,768)

Non-GAAP proforma net income	$49,978		$34,572		$85,622		$61,779

Non-GAAP basic net income per common share	$0.85		$0.60		$1.47		$1.07
Non-GAAP diluted net income per common share	$0.74	(1)	$0.53	(1)	$1.27	(1)	$0.94	(1)

Shares used in calculating:
Non-GAAP basic net income per common share	58,670,728		57,642,460		58,404,418		57,586,980
Non-GAAP diluted net income per common share	69,302,106		68,221,269		69,075,371		68,214,815

(1) Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect